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                                                                     Exhibit 3.5

                       FORM OF CERTIFICATE OF DESIGNATION

                                       OF

               8% Series A Cumulative Convertible Preferred Stock

                                       OF

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

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       (Pursuant to Section 151 of the Delaware General Corporation Law)
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          Board of Trade of the City of Chicago, Inc., a corporation organized and existing under the Delaware General Corporation Law (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to Section 151 of the Delaware General Corporation Law:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as follows:

     1.   Designation and Amount.  The shares of this series shall be designated as "8% Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be [___________]. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
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     2.   Ranking.

          (a) The Series A Preferred Stock will rank prior, both as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), of the Corporation, the Class B Common Stock, par value $0.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of the Corporation and all other capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (collectively, and together with the Common Stock, the "Junior Stock").

          (b) The Series A Preferred Stock will rank pari passu with any capital stock of the Corporation ranking as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation on a parity with the Series A Preferred Stock (collectively, the "Parity Stock").

          (c) The Series A Preferred Stock will rank junior to any capital stock of the Corporation ranking as to payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation prior and in preference to the Series A Preferred Stock ("Senior Stock").


     3.   Dividends.

          (a) The holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends at the annual rate of $8.00 per share, payable quarterly on or about March 31, June 30, September 30 and December 31 (each a "Quarterly Dividend Payment Date") of each year commencing on the first Quarterly Dividend Payment Date after the issuance of a share of Series A Preferred Stock. If the full amount of the dividend, including all accumulated and unpaid dividends, payable upon any Quarterly Dividend Payment Date is not so paid, the cumulative amount of all unpaid dividends shall be payable on the next Quarterly Dividend Payment Date in accordance with this
Section 3. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. If full cumulative dividends are not paid on the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock shall be paid pro rata on a share-by-share basis to the holders of the Series A Preferred Stock.

          (b) Dividend payments may be made, in the sole and absolute discretion of the Board, either in the form of cash or in additional shares of Series A Preferred Stock.

          (c) If the Board elects to pay dividends in additional shares of Series A Preferred Stock:

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               (1)  the number of shares issuable to each holder shall be equal to the aggregate amount of dividends payable to such holder divided by the Base Liquidation Amount (defined below) of the shares of Series A Preferred Stock to be issued in such dividend; and

               (2) the Board may, in its sole and absolute discretion, elect to issue fractional shares of Series A Preferred Stock representing accumulated dividends in amounts less than the Base Liquidation Amount.

          (d) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issue of such shares of Series A Preferred Stock, unless (1) the date of issue of such shares is prior to the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of the conversion of the Corporation to a for-profit, stock corporation, or (2) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Dividends payable on the Series A Preferred Stock for any period longer or shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. The date on which the Corporation initially issues any share of Series A Preferred Stock shall be deemed to be its "date of issue" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon in accordance with the bylaws of the Corporation.

          (e) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (1) declare, pay or set aside for payment any dividend or other distribution in respect of any Junior Stock or (2) call for redemption, redeem, purchase or otherwise acquire for consideration any Junior Stock (provided that the Corporation may at any time call for redemption, redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any Junior Stock) unless (i) all accrued dividends on all outstanding shares of Series A Preferred Stock for all past Quarterly Dividend Payment Dates have been paid in full and the full dividend for the next Quarterly Dividend Payment Date has been paid in full or declared and set aside for payment and
(ii) all applicable redemption requirements with respect to the Series A Preferred Stock have been complied with; provided, the restrictions contained in this Section 3(e) shall not apply to Permitted Repurchases (as defined herein). When dividends are not paid in full upon the Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and all Parity Stock shall be declared pro rata so that the amount of dividends declared per share on Series A Preferred Stock and all such Parity Stock shall in all cases bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series A Preferred Stock and all such Parity Stock bear to each other. "Permitted Repurchases" shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons

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performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost (or at such other price as may be approved by the Board of Directors), upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation's exercise of a right of first refusal to repurchase such shares. The Corporation shall use its reasonable best efforts not to permit any subsidiary controlled by the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under this Section 3(e), purchase or otherwise acquire such shares at such time and in such manner.

     4.   Liquidation, Dissolution Or Winding Up.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Stock, but prior and in preference to the distribution of any amounts to the holders of Junior Stock, an amount per share equal to $100.00 (subject to adjustment in the event of any stock dividend (other than a stock dividend pursuant to Section 3 of this Certificate of Designations), combination or subdivision with respect to such shares) (the "Base Liquidation Amount") plus an amount equal to all accrued but unpaid dividends (together with the Base Liquidation Amount, the "Liquidation Preference") to and including the date fixed for the distribution. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock and Parity Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Except as set forth in this clause (a), holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Corporation.

          (b) The merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or conveyance of all or substantially all of the assets or capital stock of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for purposes of this Section 4.

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     5.   Voting.

          (a) So long as any share of Series A Preferred Stock is outstanding, in addition to any vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of stockholders called for such purpose, shall be necessary to amend, modify or repeal any provision of this Certificate of Designation or the Certificate of Incorporation or bylaws of the Corporation in any manner which would adversely affect the powers, preferences or special rights of the Series A Preferred Stock, provided, that no vote of the Series A Preferred Stock shall be required in connection with any action in which provision is made for the redemption of all shares of Series A Preferred Stock in accordance with Section 8 of this Certificate of Designation. Except pursuant to the consummation of a merger or consolidation of the Corporation, the authorization or creation of any shares of any class or series of Senior Stock or Parity Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Senior Stock or Parity Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Senior Stock or Parity Stock, shall be deemed to be an amendment of the Certificate of Incorporation for purposes of this section and shall be deemed to adversely affect the powers, preferences or special rights of the Series A Preferred Stock. The authorization or creation of any shares of any class or series of Junior Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Junior Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Junior Stock, shall be deemed not to adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

          (b) Except as otherwise set forth herein or required by law or the Certificate of Incorporation, holders of Series A Preferred Stock, as such, shall have no other voting rights and their consent shall not be required for the taking of any corporate action. Without limiting the foregoing, and notwithstanding anything to the contrary in this Certificate of Designation, holders of Series A Preferred Stock, as such, shall have no right to vote separately as a class with respect to the approval of a merger or consolidation of the Corporation.

     6.   Notice.

          (a) The Corporation shall give the holders of Series A Preferred Stock written notice of:

               (1) the declaration of any dividend by the Corporation or Electronic Chicago Board of Trade, Inc., a Delaware corporation ("eCBOT");

               (2) the granting to all holders of Common Stock of the Corporation or common stock of eCBOT of rights or warrants to purchase additional shares of Common Stock of the Corporation or capital stock of eCBOT, respectively;

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               (3) any reclassification of the Common Stock of the Corporation or the common stock of eCBOT and of any merger or consolidation of the Corporation or eCBOT with or into any other entity; and

               (4) the dissolution, liquidation or winding up of the Corporation or eCBOT.

          (b) Written notice pursuant to this Section 6 shall be mailed by first class mail, postage prepaid, addressed to those holders of Series A Preferred Stock who were holders of record on the date that the Board of Directors of the Corporation or the board of directors of eCBOT, as applicable, approved the actions set forth above, at their respective last addresses as they appear on the books of the Corporation, within 10 days after such approval by the Board of Directors of the Corporation or the board of directors of eCBOT, as applicable. The Corporation's obligation to provide notice of actions taken by or with respect to eCBOT as set forth in this Section 6 shall cease at such time as the Corporation no longer owns a majority of the outstanding stock of eCBOT entitled to vote generally in the election of directors of eCBOT.

     7.   Holder Conversion Rights.

          (a) Each holder of Series A Preferred Stock shall have the right, at such holder's option, at any time after the date on which the Corporation first consummates a Qualified Public Offering (as defined below), to convert, subject to the terms and provisions of this Section 7, all or any portion of such holder's Series A Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Class A Common Stock as results from dividing
(A) the Liquidation Preference to and including the Conversion Date by (B) the Conversion Price (as defined in Subsection (f), below) on the Conversion Date. Such conversion shall be deemed to have been made at the close of business on the date that the certificate or certificates for shares of Series A Preferred Stock shall have been surrendered for conversion and written notice shall have been received as provided in subsection (c) of this Section 7 (the "Conversion Date"), so that the person or persons entitled to receive the shares of Class A Common Stock upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time. Upon conversion of any shares of Series A Preferred Stock pursuant to this Section 7, the rights of the holder of such shares upon the Conversion Date shall be the rights of a holder of Class A Common Stock only, and such holder shall not have any rights in its capacity as a holder of shares of Series A Preferred Stock. The term "Qualified Public Offering" shall mean (i) an underwritten public offering of the Corporation's Class A Common Stock in which the net proceeds are at least $25 million (a "CBOT Qualified Public Offering") or (ii) an underwritten public offering of capital stock of eCBOT, or equity interests in such other entity conducting all or "substantially all" (as defined herein) of the Corporation's electronic trading business, in which the net proceeds are at least $25 million (an "eCBOT Qualified Public Offering"). For purposes of the preceding sentence and subsection (b) of Section 8 of this Certificate of Designation, the term "substantially all" means 80% or more of the electronic trading business of the Corporation, based on the fair market value, as determined by the Board of Directors of the Corporation in its sole and absolute discretion, of the assets, both tangible and intangible, of the electronic trading

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business as of the time that the proposed transaction is approved by the Board of Directors of the Corporation.

          (b) Notice to the Corporation. In order to convert all or any portion of its outstanding Series A Preferred Stock into shares of Class A Common Stock, the holder of such Series A Preferred Stock shall deliver the certificates representing the shares of Series A Preferred Stock to be converted to the Corporation at its principal office, together with written notice that it elects to convert those shares of Series A Preferred Stock into shares of Class A Common Stock in accordance with the provisions of this Section 7. Such notice shall specify the number of shares of Series A Preferred Stock to be converted and the name or names in which the holder wishes the certificates for shares of Class A Common Stock to be registered, together with the address or addresses of the person or persons so named, and, if so required by the Corporation, shall be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation, duly executed by the registered holder of the shares of Series A Preferred Stock to be converted or by its attorney duly authorized in writing.

          (c) Delivery of Certificate. As promptly as practicable after the surrender as hereinabove provided of the certificates representing the shares of Series A Preferred Stock to be converted into shares of Class A Common Stock, the Corporation shall deliver or cause to be delivered to the holder, or the holder's designees, certificates representing the number of fully paid and non-assessable shares of Class A Common Stock into which the shares of Series A Preferred Stock are entitled to be converted, together with a cash adjustment in respect of any fraction of a share to which the holder shall be entitled as provided in Section 7(d), and, if less than the entire number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series A Preferred Stock not so converted. The issuance of certificates for shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax applicable if the shares of Class A Common Stock are to be registered in a name different from that of the registered holder of Series A Preferred Stock). If so requested by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.

          (d) Fractional Shares. The Corporation shall not be required to issue fractional shares of Class A Common Stock or scrip representing fractional shares of Class A Common Stock upon any conversion of any shares of Series A Preferred Stock, but, in lieu thereof, may pay an amount in cash equal to the same fraction of the Market Price of a whole share of Class A Common Stock as of the Conversion Date. The "Market Price" of a share of Class A Common Stock on or with respect to any day shall mean (i) the closing sales price on the immediately preceding trading day of a share of Class A Common Stock on the principal national securities exchange or automated quotation system on which the shares of Class A Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on

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such immediately preceding trading day in the over-the-counter market as furnished by the National Association of Securities Dealers, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected by the Corporation in its sole and absolute discretion or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected by the Corporation in its sole and absolute discretion, or (ii) if the shares of Class A Common Stock are not then traded on any such exchange or system, the amount determined by the Board in its sole and absolute discretion to represent the fair value of a share of Class A Common Stock.

          (e) Reservation of Shares. The Corporation shall at all times use it reasonable best efforts to (i) reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of whole shares of Class A Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding, and (ii) take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock in accordance with the provisions of this Section 7.

          (f) Conversion Price. As used herein, the "Conversion Price" shall initially be (i) in the event of a CBOT Qualified Public Offering, if it occurs prior to or on the same date as an eCBOT Qualified Public Offering, the price at which shares of Class A Common Stock were offered in the CBOT Qualified Public Offering, and (ii) in the event of an eCBOT Qualified Public Offering, if it occurs prior to a CBOT Qualified Public Offering, the average of the Market Price of the Class A Common Stock determined in accordance with Section 7(d) hereof for the ten-day period prior to the Conversion Date, in each case subject to adjustment as set forth below. The Conversion Price shall be subject to adjustment from time to time as follows:

               (1) Stock Dividends, Subdivisions or Combinations. If the Corporation shall (x) declare a dividend or make a distribution on its Common Stock in shares of its Class A Common Stock, (y) subdivide the outstanding shares of Class A Common Stock into a greater number of shares, or (z) combine the outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Class A Common Stock which he or she would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. In the case of a dividend or distribution, in the event that such dividend or distribution is not made following such adjustment, the Conversion Price shall be readjusted to be the Conversion Price which would have been in effect if such record date had not been fixed.

               (2) Rights, Options, Warrants. In the event that holders of shares of Class A Common Stock receive in respect of their shares of Class A Common Stock any right, option or warrant to purchase Class A Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Class A Common Stock), the Conversion Price, as in effect at the time of the record date for determining holders of Class A

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Common Stock entitled to receive such rights, options or warrants, shall be proportionately adjusted so that the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be (x) the Market Price of a share of Class A Common Stock determined in accordance with Section 7(d) hereof on such record date minus the amount determined by the Board in its sole and absolute discretion to represent the fair value (i) if the Market Price of a share of Class A Common Stock is determined pursuant Section 7(d)(i), on the trading day immediately preceding such record date, or (ii) if the Market Price of a share of Class A Common Stock is determined pursuant to Section 7(d)(ii), on such record date, of the rights, options or warrants to be issued in respect of a share of Class A Common Stock; and the denominator of which shall be (y) the Market Price of a share of Class A Common Stock determined in accordance with Section 7(d) hereof on such record date. In the event that any such distribution of rights, options or warrants is not made following such adjustment, the Conversion Price shall be readjusted to be the Conversion Price which would have been in effect if such record date had not been fixed. Notwithstanding anything to the contrary in this Certificate of Designations, no adjustment to the Conversion Price shall be required as a result of any issuance of rights by the Corporation in connection with or pursuant to a type of agreement commonly known as a "stockholder rights plan," if the Corporation adopts any such agreement.

               (3) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to any entity or other transaction which is effected in such a manner that holders of Class A Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Class A Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Class A Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock into shares of Class A Common Stock immediately prior to such Organic Change.

          (g) Statement Regarding Adjustments. Each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 7 shall be effective as of the time at which the event requiring any such adjustment or readjustment occurs. Upon the occurrence of each such adjustment or readjustment, the Corporation shall reasonably promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based; provided that a failure by the Corporation to provide any such notice shall not affect the validity of any such adjustment or readjustment.

     8.   Redemption and Exchange.

          (a) Optional Redemption or Exchange. The Corporation, at the option of the Board of Directors in its sole and absolute discretion, may at any time or from time to time

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(including after a Qualified Public Offering) redeem or exchange, as the case may be, all or any part of the outstanding shares of Series A Preferred Stock for cash, other property or securities, including shares of Class A Common Stock or shares of capital stock of eCBOT, in each case in an amount equal (as of the day before the Redemption Approval Date) to the Liquidation Preference to and including the date fixed for such redemption or exchange (the "Redemption/Exchange Date"). For purposes of this Section 8, the value of the Class A Common Stock shall be the average of the Market Price of the Class A Common Stock determined in accordance with Section 7(d) hereof for the ten-day period prior to the Redemption Approval Date, excluding the Redemption Approval Date; provided that, with respect to an exchange of shares of Series A Preferred Stock for Class A Common Stock pursuant to this Section 8 effected within ten days following a CBOT Qualified Public Offering, the value of the Class A Common Stock shall be the price at which such shares are or were offered in the CBOT Qualified Public Offering. The value of any property or other securities to be issued upon the redemption or exchange, as the case may be, of Series A Preferred Stock shall be determined by the Board in its sole and absolute discretion. For purposes of this Section 8, "Redemption Approval Date" shall mean the date upon which the Board approved the redemption or exchange, as the case may be, of the relevant shares of Series A Preferred Stock. If less than all of the outstanding shares of Series A Preferred Stock are to be called for redemption or made subject to an exchange, shares to be redeemed or exchanged, as applicable, shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption or made subject to an exchange by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole and absolute discretion to be equitable.

          (b) Mandatory Redemption or Exchange. The Corporation shall redeem or exchange, as the case may be, all of the outstanding shares of Series A Preferred Stock for cash, other property or securities, including shares of Class A Common Stock or shares of capital stock of eCBOT, in each case in an amount equal (as of the day before the Redemption Approval Date) to the Liquidation Preference to and including the Redemption/Exchange Date, prior to or in connection with the Corporation's separation of all or "substantially all" (as defined in Section 7(a) above) of the Corporation's electronic trading business, including by way of a dividend or other transfer of capital stock of eCBOT or a dividend or other transfer of the assets of the Corporation's electronic trading business, in one or more related transactions. For purposes of the preceding sentence, the value of the Class A Common Stock shall be the average of the Market Price of the Class A Common Stock determined in accordance with Section 7(d) hereof for the ten-day period prior to the Redemption Approval Date, excluding the Redemption Approval Date; provided that, with respect to an exchange of shares of Series A Preferred Stock for Class A Common Stock pursuant to this Section 8 effected within ten days following a CBOT Qualified Public Offering, the value of the Class A Common Stock shall be the price at which such shares are or were offered in the CBOT Qualified Public Offering. The value of any property or other securities to be issued upon redemption of Series A Preferred Stock shall be determined by the Board in its sole and absolute discretion.

          (c) Notice of Redemption or Exchange. Notice of every redemption or exchange, as the case may be, of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed or exchanged at their respective last addresses as they appear on the books of the Corporation. Such mailing

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

shall be at least 5 days and not more than 60 days before the Redemption/ Exchange Date (which date may be determined by the occurrence of an event, including a Qualified Public Offering). Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption or exchange shall not affect the validity of the proceedings for the redemption or exchange of any other shares of Series A Preferred Stock.

          (d) Effectiveness of Redemption or Exchange. A redemption of shares of Series A Preferred Stock pursuant to this Section 8 shall be effective on the Redemption/Exchange Date and, if notice of such redemption has been duly given and if on or before the Redemption/Exchange Date all funds, other property or securities necessary for the redemption have been irrevocably deposited or set aside by the Corporation, for the benefit of the holders of the shares called for redemption, then, on and after the Redemption/Exchange Date, all shares so called for redemption shall cease to be outstanding (notwithstanding that the certificates evidencing the shares of Series A Preferred Stock so called for redemption shall not have been surrendered) for the purpose of voting or determining the total number of shares entitled to vote and for all other purposes to the fullest extent permitted by applicable law. An exchange of shares of Series A Preferred Stock for shares of Class A Common Stock pursuant to this Section 8 shall be effective on the Redemption/Exchange Date and thereafter such shares shall cease to be outstanding (notwithstanding that the certificates evidencing the shares of Series A Preferred Stock subject to such exchange shall not have been surrendered) for all purposes and the former holders thereof shall be deemed to be holders of the shares of Class A Common Stock for which their shares of Series A Preferred Stock were exchanged.

          (e)  Delivery of Consideration or Certificates.

               (1) Each holder of shares of Series A Preferred Stock called for redemption shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such redemption and, on the later of the date of the surrender of such certificates or the Redemption/Exchange Date, shall be entitled to receive the amount payable on such redemption, without interest. If less than the entire number of shares of Series A Preferred Stock represented by any such surrendered certificate are redeemed, then, promptly after the later of the date of the surrender of such certificate or the Redemption/Exchange Date, the Corporation shall deliver or cause to be delivered to the holder, or the holder's designees, a new certificate for the number of shares of Series A Preferred Stock not so redeemed. The issuance of new certificates for unredeemed shares of Series A Preferred Stock shall be made without charge to the holder for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax applicable if the unredeemed shares of Series A Preferred Stock are to be registered in a name different from that of the registered holder of Series A Preferred Stock). If so requested by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.

               (2) Each holder of shares of Series A Preferred Stock subject to an exchange shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such exchange and, on the later of the date of the surrender of such certificates or the Redemption/Exchange Date, shall be entitled to receive certificates representing the number of shares of Class A Common Stock for which such shares of Series A Preferred Stock have been exchanged. If less than the entire number of shares of Series A Preferred Stock represented by any such surrendered certificate are exchanged, the Corporation shall deliver or cause to be delivered to the holder, or the holder's designees, a new certificate for the number of shares of Series A Preferred Stock not so redeemed. The Corporation shall not be required to issue fractional shares of Class A Common Stock or scrip representing fractional shares of Class A Common Stock upon any exchange of any shares of Series A Preferred Stock, but, in lieu thereof, may pay an amount in cash equal to the same fraction of the value of a whole share of Class A Common Stock as determined pursuant to Section 8(a) or 8(b), as applicable. If so requested by the Corporation, certificates surrendered for exchange shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. The issuance of (i) certificates for shares of Class A Common Stock upon the exchange of shares of Series A Preferred Stock, and (ii) new certificates for shares of Series A Preferred Stock not subject to the exchange, shall be made without charge to the holder for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax applicable if the shares of Class A Common Stock or shares of Series A Preferred Stock not subject to the exchange are to be registered in a name different from that of the registered holder of Series A Preferred Stock).

     9. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation or otherwise required by law.

     10. Equal Treatment. Notwithstanding anything else contained herein, no share of Series A Preferred Stock shall be treated differently from any other share of Series A Preferred Stock with respect to the matters set forth in Sections 3, 4, 7 and 8 hereof except to the extent expressly provided in such sections and permitted by applicable law.

     11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     12. Fractional Shares. Shares representing Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of shares of Series A Preferred Stock. Any reference in this Certificate of Designations to shares of Series A Preferred Stock shall be deemed also to refer to fractions of shares of Series A Preference Stock, as the context requires.

     13.  Miscellaneous.

          (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) business days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at ______________________________________ (Attention: [Secretary]), or to the
transfer agent for the Series A Preferred Stock, as provided by Section 13(c) below, or other agent of the Corporation designated as permitted by this Certificate of Designations, or, if to any holder of shares Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock, if appropriate), or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

          (b) In the event a holder of shares of Series A Preferred Stock shall not by written notice designate the name to whom payment upon conversion or redemption of shares of Series A Preferred Stock should be made or the address to which the certificate or certificates representing, or other evidence of ownership of, such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such shares of Series A Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

          (c) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock. Initially, the [Secretary] of the Corporation shall serve as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock.

          (d) As used in this Certificate of Designation, the word "including" (and all variations thereof) shall mean including without limitation (and all variations shall have similar meanings).

          (e) Any reference in this Certificate of Designation to certificates that represent shares of stock shall be deemed, with respect to any uncertificated shares, to refer to other appropriate evidence (as determined by the Corporation in its sole and absolute discretion) of ownership of such shares.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this ________ day of ____________, 2001.

                                     BOARD OF TRADE OF THE CITY OF CHICAGO, INC.



                                     By:
                                          --------------------------------------
                                          Name:
                                          Title: